Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION DIVESTS RFID ASSETS

Olathe, Kansas (November 6, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, announced today that it signed an Asset Purchase Agreement to sell assets associated with the Company's eXtremeTAG RFID product line to the Brazilian company Valid Soluções e Serviços de Segurança em Meios de Pagamento e Identificação S.A ("Valid").  The assets include all equipment, inventory, and intellectual property that are exclusive to these Elecsys RFID Products.

Under the terms of the Agreement, Elecsys will receive an initial payment of $1,000,000 which will be transferred at specific times during the transaction.  Elecsys is responsible for certain costs related to the physical transfer of the assets to Valid's facility in Brazil, including packing, shipping, insurance, freight, customs fees, duties, and taxes, with these costs not to exceed $400,000.  Elecsys will also provide on-site technical support and training to assist Valid with the start-up of production at its facility with Brazil with these costs limited to $200,000.  Elecsys and Valid expect to complete the transaction in approximately six (6) months.

In addition to the initial payment, Elecsys may receive additional performance-based contingent payments for the five-year period commencing on the first day of the month following the completion of the transaction.  Per the Agreement, Elecsys will receive an amount equal to five percent (5%) of the net sales revenue of all sales made by Valid for RFID products, including any related or subsequently developed technologies.

About Elecsys Corporation
Elecsys Corporation provides innovative machine-to-machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company's primary markets include energy production and distribution, agriculture, water management, transportation, and safety systems.  Elecsys products and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products for multiple markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Such forward-looking comments include, but are not limited to, comments about future financial and operating expectations and other statements that are not historical.  Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2014. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com